Exhibit 99.1

FOR IMMEDIATE RELEASE

Pilgrim’s Pride to Commence Tender Offer to Acquire Gold Kist

for $20 Per Share in Cash

Pittsburg, TX. September 28, 2006 — Pilgrim’s Pride Corporation (NYSE: PPC) today announced that it has notified Gold Kist Inc. (NASDAQ: GKIS) that it intends to commence a tender offer to purchase all of the outstanding shares of Gold Kist common stock for $20 per share in cash. The offer represents a 55% premium over Gold Kist’s closing stock price on August 18, 2006, the last day of trading before Pilgrim’s Pride notified Gold Kist’s board of directors in a public letter that it was offering $20 per share in cash for the company. The transaction is valued at approximately $1 billion, plus the assumption of approximately $144 million of Gold Kist’s debt.

The tender offer is scheduled to expire at midnight, Eastern Daylight Time, on Friday, October 27, 2006, unless extended.

“As we have stated on numerous occasions, we would have preferred to work together with Gold Kist and its board of directors to negotiate a mutually beneficial agreement for our respective shareholders, employees, business partners and other stakeholders,” said O.B. Goolsby, Jr., president and chief executive officer of Pilgrim’s Pride. “Unfortunately, Gold Kist has not taken any meaningful steps to reach such an agreement, and we have been forced to take our offer directly to Gold Kist shareholders. We believe that by giving the Gold Kist shareholders a chance to decide for themselves, they will find our $20 per share cash offer attractive and will seize the opportunity to maximize the value of their investment at a substantial premium to Gold Kist’s share price prior to our offer.”

The company has obtained financing for the tender offer through a combination of an amendment to its existing credit facility and a commitment letter for an additional credit facility from Lehman Brothers Inc.

Attached is the full text of the letter delivered today to Gold Kist’s board of directors.

September 28, 2006

Board of Directors

Gold Kist Inc.

244 Perimeter Center Parkway, N.E.

Atlanta, GA 30346

Gentlemen:

Six weeks have passed since we publicly announced our proposal to acquire all of the outstanding shares of Gold Kist on August 18, 2006. Unfortunately, during all of this time there has been virtually no progress toward negotiating a mutually agreeable transaction. In addition, Gold Kist has not provided us any of the information we requested. Our financial and legal advisors have spoken with your financial and legal advisors numerous times and the path forward remains unclear. Given this state of affairs, you leave us no alternative but to take our offer directly to Gold Kist shareholders. We believe that Gold Kist shareholders will find our $20 per share cash offer attractive and will seize the opportunity to maximize the value of their investment at a substantial premium to Gold Kist’s share price prior to our offer.

Pilgrim’s Pride Corporation today is announcing that it intends to commence a tender offer to purchase all of the outstanding shares of Gold Kist common stock for $20 per share in cash. The transaction is valued at approximately $1 billion, plus the assumption of approximately $144 million of Gold Kist’s debt.

The offer represents significant value for Gold Kist shareholders:

•	A 55% premium over Gold Kist’s closing stock price on August 18, 2006, the last day of trading before Pilgrim’s Pride notified Gold Kist’s board of directors in a public letter that it was offering $20 per share in cash for the company.

•	Since Gold Kist’s initial public offering in 2004, its stock price has been on average approximately 50% of Pilgrim’s Pride’s stock price.[1] While stocks in our industry are subject to significant volatility, this relative trading value has remained consistent. Applying this average relative trading value of 50% to yesterday’s Pilgrim’s Pride closing stock price of $28.22, implies a Gold Kist stock price of approximately $14.31. Thereby, our offer represents an approximately 40% premium to this implied Gold Kist stock price.

Our board of directors unanimously supports the combination with Gold Kist. We have obtained financing for the tender offer through a combination of an amendment to our existing credit facility and a commitment letter for an additional credit facility from Lehman Brothers Inc. We are confident that we can obtain the necessary regulatory approvals and meet other customary closing conditions.

Sincerely,

PILGRIM’S PRIDE CORPORATION

/s/ Lonnie “Bo” Pilgrim
Lonnie “Bo” Pilgrim
Chairman

The tender offer will be conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration date of the offer, at least a majority of the total number of Gold Kist’s outstanding shares on a fully diluted basis; the redemption or amendment of Gold Kist’s shareholder rights plan; the expiration or termination of all waiting periods imposed by applicable antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; there being validly tendered and not withdrawn a majority in principal amount of Gold Kist’s public notes in a concurrent debt tender offer and consent solicitation; availability of the proceeds of the financings contemplated by Pilgrim’s Pride’s amended credit agreement and commitment letter sufficient to finance the tender offer and related merger, to refinance debt of Gold Kist and Pilgrim’s Pride in connection with the offer and related merger and to pay related fees and expenses; approval of the tender offer under the Delaware “business combination” statute or non-applicability of that statute; and a majority of the members of Gold Kist’s board being Pilgrim’s Pride nominees or otherwise acceptable to Pilgrim’s Pride. The complete

[1]	The average ratio of GKIS’s closing stock price to PPC’s closing stock price from October 7, 2004, the date of GKIS’s IPO, through August 18, 2006, the last day of trading before PPC made public its all cash $20 per share offer for GKIS, has been 0.507:1.00 (average ratio defined as the daily average of the relative stock prices over the measurement period).

terms and conditions of the tender offer will be contained in the Offer to Purchase included in the tender offer statement that Pilgrim’s Pride will file with the Securities and Exchange Commission. The Offer to Purchase will also be mailed to Gold Kist shareholders.

Baker & McKenzie LLP and Morris, Nichols, Arsht & Tunnell, LLP are acting as legal counsel to Pilgrim’s Pride. Credit Suisse, Legacy Partners Group LLC and Lehman Brothers Inc. are acting as financial advisors to Pilgrim’s Pride. Innisfree M&A Incorporated is acting as information agent for Pilgrim’s Pride’s offer.

Pilgrim’s Pride Corporation

Pilgrim’s Pride Corporation is the second-largest chicken producer in the United States and Mexico and the largest chicken producer in Puerto Rico. Pilgrim’s Pride employs approximately 40,000 people and has major operations in Texas, Alabama, Arkansas, Georgia, Kentucky, Louisiana, North Carolina, Pennsylvania, Tennessee, Virginia, West Virginia, Mexico and Puerto Rico, with other facilities in Arizona, Florida, Iowa, Mississippi and Utah.

Pilgrim’s Pride products are sold to foodservice, retail and frozen entree customers. The Company’s primary distribution is through retailers, foodservice distributors and restaurants throughout the United States and Puerto Rico and in the Northern and Central regions of Mexico. For more information, please visit http://www.pilgrimspride.com.

Forward-Looking Statements:

Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management, including as to the expected benefits of the proposed transaction with Gold Kist, are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey; additional outbreaks of avian influenza or other diseases, either in our own flocks or elsewhere, affecting our ability to conduct our operations and/or demand for our poultry products; contamination of our products, which has recently and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; changes in laws or regulations affecting our operations or the application thereof; competitive factors and pricing pressures or the loss of one or more of our largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; management of our cash resources, particularly in light of our leverage, and restrictions imposed by and as a result of, our leverage; inability to complete the proposed acquisition or effectively integrate Gold Kist’s business or realize the associated cost savings and operating synergies currently anticipated; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim’s Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Legal Information

This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Gold Kist. Any offers to purchase or solicitation of offers to sell Gold Kist shares will be made only pursuant to the tender offer statement (including the offer to purchase, the letter of transmittal and other offer documents) which will be filed with the Securities and Exchange Commission (“SEC”). Gold Kist stockholders are advised to read these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety when they are filed because they will contain important information. Gold Kist stockholders may obtain copies of these documents for free (when they become available) at the SEC’s website at www.sec.gov or by calling Innisfree M&A Incorporated, the Information Agent for the offer, at 877-687-1874 (toll free from the U.S. and Canada).

Pilgrim’s Pride currently intends to solicit proxies for use at Gold Kist’s 2007 Annual Meeting of Stockholders, or at any adjournment or postponement thereof, to vote to increase the number of directors constituting Gold Kist’s entire board to 15 and fill nine positions on the expanded board with nominees of the president and chief executive officer of Pilgrim’s Pride. Investors and security holders are urged to read the proxy statement and other disclosure documents regarding the proposed transaction, when they are filed, because they will contain important information. These disclosure documents will be filed with the Securities and Exchange Commission by Pilgrim’s Pride Corporation and security holders may obtain a free copy of these disclosure documents (when they become available) and other documents filed with the SEC by Pilgrim’s Pride Corporation at the SEC’s web site at www.sec.gov. The disclosure documents filed with the SEC by Pilgrim’s Pride Corporation may also be obtained for free by directing a request to Pilgrim’s Pride Corporation at 4845 U.S. Highway 271 N, Pittsburg, Texas, 75686 Attn. Secretary. The identity of people who, under SEC rules, may be considered “participants in a solicitation” of proxies from Gold Kist stockholders for use at its 2007 Annual Meeting of Stockholders and a description of their direct and indirect interest in the solicitation, by security holdings or otherwise, is contained in the Form 425 filed by Pilgrim’s Pride with the SEC on August 24, 2006.

Contacts:

Joele Frank / Steve Frankel

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449